Exhibit 99.1
FOR IMMEDIATE RELEASE
ALLIED WORLD REPORTS 62% INCREASE IN SECOND QUARTER 2010 NET INCOME;
9.4% YEAR TO DATE INCREASE IN DILUTED BOOK VALUE PER SHARE
PEMBROKE, BERMUDA, August 5, 2010 — Allied World Assurance Company Holdings, Ltd (NYSE: AWH) today reported net income of $184.0 million, or $3.47 per diluted share, for the second quarter of 2010 compared to net income of $113.7 million, or $2.22 per diluted share, for the second quarter of 2009. Net income for the six months ended June 30, 2010 was $317.7 million, or $5.98 per diluted share, compared to net income of $245.1 million, or $4.79 per diluted share, for the first six months of 2009.
The company reported operating income of $95.7 million, or $1.80 per diluted share, for the second quarter of 2010 compared to operating income of $112.8 million, or $2.20 per diluted share, for the second quarter of 2009. Weather-related losses as well as the impact of a mine collapse reduced operating income by $30.0 million, or $0.57 cents per diluted share, in the second quarter of 2010. Operating income for the six months ended June 30, 2010 was $157.0 million, or $2.96 per diluted share, compared to operating income of $250.4 million, or $4.89 per diluted share, for the first six months of 2009.
President and Chief Executive Officer Scott Carmilani commented, “We are very pleased with the company’s profitable results for the first half of the year despite the impact of unprecedented industry loss activity and the increasingly competitive pricing environment. Our profitable results continue to be driven by our strong investment portfolio and our historically prudent and responsible underwriting philosophy. Our ability to generate $318 million in net income through the first half of the year, combined with our share repurchase initiative, has resulted in the company’s diluted book value increasing to over $65 per share, up over 9% from the beginning of the year.”
Mr. Carmilani continued, “I am also very pleased that during the quarter we were able to announce our establishment of Syndicate 2232 at Lloyd’s of London. This is another important accomplishment for our company as we expand our global reach.”
Underwriting Results
Gross premiums written were $493.8 million in the second quarter of 2010, a 0.2% increase compared to $492.8 million in the second quarter of 2009. For the six months ended June 30, 2010, gross premiums written totaled $998.0 million, a 2.6% increase compared to $972.4 million in the first six months of last year. These increases were primarily due to new business written in our reinsurance and U.S. insurance segments offset by the non-renewal of business that did not meet our underwriting requirements due to inadequate pricing and/or terms and conditions.
Net premiums written were $369.8 million in the second quarter of 2010, a 2.3% increase compared to $361.4 million in the second quarter of 2009. For the six months ended June 30, 2010, net premiums written totaled $803.1 million, a 4.8% increase compared to $766.5 million in the first six months of 2009. These increases in net premiums written were primarily due to higher gross premiums written as well as a reduction of premiums ceded.
The combined ratio was 87.0% in the second quarter of 2010 compared to 82.8% in the second quarter of 2009. The loss and loss expense ratio was 55.7% in the second quarter of 2010 compared to 53.3% in the second quarter of 2009. During the second quarter of 2010, the company recorded net favorable reserve development on prior loss years of $64.1 million, a benefit of 18.9 percentage points to the company’s loss and loss expense ratio for the quarter. This compares to the second quarter of 2009, where the company recorded net favorable reserve development on prior loss years of $36.6 million, a benefit of 11.0 percentage points to the company’s loss and loss expense ratio for that quarter. Absent prior year reserve adjustments, the loss and loss expense ratio for the second quarter of 2010 was 74.6%. This ratio was impacted by $30.0 million of losses, or 8.9 percentage points, from weather-related losses and a mine collapse.
For the six months ended June 30, 2010, the combined ratio was 93.1% compared to 79.0% in the first six months of 2009. The loss and loss expense ratio for the six months ended June 30, 2010 was 62.1% compared to 49.6% for the six months ended June 30, 2009. For the first six months of 2010, the company recorded net favorable reserve development on prior loss years of $138.1 million. This net favorable reserve development benefited the company’s loss and loss expense ratio by 20.2 points after adjusting for the impact of a commutation recorded during the six months ended June 30, 2010. This compares to the first six months of 2009, where the company recorded net favorable reserve development on prior loss years of $96.8 million, a benefit of 14.7 percentage points to the company’s loss and loss expense ratio for the first half of 2009. Absent the favorable reserve development, the loss and loss expense ratio related to the current loss year was 82.3%. This ratio was impacted by $116.5 million, or 17.2 percentage points, from loss events during the first half of 2010 including $65.0 million from the earthquake in Chile and $51.5 million from other events.

The company’s expense ratio was 31.3% for the second quarter of 2010 compared to 29.5% for the second quarter of 2009. The expense ratio was 31.0% for the six months ended June 30, 2010 compared to 29.4% in the first six months of 2009. These increases were primarily due to increases in our overall staff count and related increases in incentive compensation expenses.
Investment Results
The total return on the company’s investment portfolio for the three and six months ended June 30, 2010 was approximately 2.0% and 3.9%, respectively. Net investment income in the second quarter of 2010 was $65.6 million, a decrease of 14.3% from the $76.5 million of net investment income in the second quarter of 2009. For the six months ended June 30, 2010, net investment income was $134.5 million, a decrease of 12.9% from the $154.4 million of net investment income in the first six months of 2009. These decreases were primarily the result of lower reinvestment yields on our fixed maturity securities and an increased allocation to hedge funds, which contribute to our total return but carry no current yield. Annualized book yield for the second quarter of 2010 was 3.6%, versus the annualized book yield of 4.4% in the second quarter of 2009.
The company recorded net realized investment gains of $94.9 million and $172.4 million for the three and six months ended June 30, 2010. As of June 30, 2010 and December 31, 2009, net accumulated unrealized gains were $138.2 million and $149.8 million, respectively.
Shareholders’ Equity
As of June 30, 2010, our total shareholders’ equity was $3.5 billion, a 7.9% increase compared to $3.2 billion as of December 31, 2009, primarily driven by strong investment returns.
The company’s annualized net income return on average shareholders’ equity for the three and six months ended June 30, 2010 was 22.5% and 19.9%, respectively. The company’s annualized operating return on average shareholders’ equity for the three and six months ended June 30, 2010 was 11.7% and 9.8%, respectively.

Share Repurchase Program
As of June 30, 2010, diluted book value per share was $65.18, an increase of 9.4% compared to $59.56 as of December 31, 2009. During the second quarter of 2010, the company announced a $500 million share repurchase program and, for the quarter, repurchased 1,081,041 of its common shares in the open market at an average repurchase price of $45.41 per share for an aggregate cost of $49.1 million.
Quarterly Dividend
Allied World announced today that its Board of Directors has declared a quarterly dividend of $0.20 per common share. The dividend will be payable on September 9, 2010 to shareholders of record on August 24, 2010.
Investment Supplement
Allied World will be providing additional information on its investment portfolio as of June 30, 2010. This information will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Financial Supplement
A financial supplement relating to the second quarter of 2010 will be available at the “Investor Relations” section of the company’s website at www.awac.com.

Conference Call
Allied World will host a conference call on Friday, August 6, 2010 at 8:00 a.m. (Eastern Time) to discuss the second quarter 2010 financial results. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com. In addition, the conference call can be accessed by dialing (866) 843-0890 (U.S. and Canada callers) or (412) 317-9250 (international callers) and entering the passcode 7313881 approximately ten minutes prior to the call.
Following the conclusion of the presentation, a replay of the call will be available through Friday, August 20, 2010 by dialing (877) 344-7529 (U.S. and Canada callers) or (412) 317-0088 (international callers) and entering the passcode 442249. In addition, the webcast will remain available online through Friday, August 20, 2010 at www.awac.com.
Non-GAAP Financial Measures
In presenting the company’s results, management has included and discussed in this press release certain non generally accepted accounting principles (“non-GAAP”) financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“U.S. GAAP”).
“Operating income” is an internal performance measure used in the management of the company’s operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses, net impairment charges recognized in earnings, impairment of intangible assets and foreign exchange gain or loss. The company excludes net realized investment gains or losses, net impairment charges recognized in earnings and net foreign exchange gain or loss from the calculation of operating income because the amount of these gains or losses is heavily influenced by and fluctuates in part according to the availability of market opportunities and other factors. The company excludes impairment of intangible assets as these are non-recurring charges. The company believes these amounts are largely independent of our business and underwriting process and including them distorts the analysis of trends in operations. In addition to presenting net income determined in accordance with U.S. GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of the company’s financial information to more easily analyze our results of operations in a manner similar to how management analyzes underlying business performance. Operating income should not be viewed as a substitute for U.S. GAAP net income.
The company has included “diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is an important measure of calculating shareholder returns.
“Annualized net income return on average shareholders’ equity” (“ROAE”) is calculated using average shareholders’ equity, excluding the average after tax unrealized gains (or losses) on investments. Unrealized gains (losses) on investments are primarily the result of interest rate and risk premium movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
“Annualized operating return on average shareholders’ equity” is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average shareholders’ equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized net income return on average shareholders’ equity explanation above.
Reconciliations of these financial measures to their most directly comparable GAAP measures are included in the attached tables.
About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through offices in Bermuda, Europe, Hong Kong, Singapore and the United States. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company. For further information on Allied World, please visit our website at www.awac.com.

Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues:
Gross premiums written	$493,847	$492,782	$998,010	$972,379
Premiums ceded	(124,052)	(131,344)	(194,923)	(205,903)

Net premiums written	369,795	361,438	803,087	766,476
Change in unearned premiums	(30,871)	(27,770)	(125,839)	(108,836)

Net premiums earned	338,924	333,668	677,248	657,640

Net investment income	65,594	76,537	134,496	154,391
Net realized investment gains	94,933	5,093	172,420	41,695
Net impairment charges recognized in earnings	—	(5,474)	(168)	(47,437)
Other income	616	369	913	835

Total revenue	500,067	410,193	984,909	807,124

Expenses:
Net losses and loss expenses	188,722	177,719	420,876	326,216
Acquisition costs	37,938	36,963	78,722	74,091
General and administrative expenses	68,089	61,495	131,552	118,860
Amortization and impairment of intangible assets	891	1,065	1,783	2,130
Interest expense	9,531	9,522	19,059	19,969
Foreign exchange loss (gain)	559	(1,222)	1,635	(387)

Total expenses	305,730	285,542	653,627	540,879

Income before income taxes	194,337	124,651	331,282	266,245
Income tax expense	10,378	10,981	13,583	21,167

NET INCOME	$183,959	$113,670	$317,699	$245,078

PER SHARE DATA:
Basic earnings per share	$3.66	$2.30	$6.34	$4.96
Diluted earnings per share	$3.47	$2.22	$5.98	$4.79

Weighted average common shares outstanding	50,222,974	49,523,459	50,123,945	49,386,549
Weighted average common shares and common share equivalents outstanding	52,974,410	51,257,887	53,086,708	51,215,808

Dividends declared per share	$0.20	$0.18	$0.40	$0.36

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	June 30,	December 31,
	2010	2009

ASSETS:
Fixed maturity investments available for sale, at fair value (amortized cost: 2010: $2,602,000; 2009: $4,260,844)	$2,755,934	$4,427,072
Fixed maturity investments trading, at fair value	4,275,893	2,544,322
Other invested assets trading, at fair value	388,761	184,869

Total investments	7,420,588	7,156,263
Cash and cash equivalents	543,895	379,751
Insurance balances receivable	552,330	395,621
Prepaid reinsurance	202,107	186,610
Reinsurance recoverable	932,435	919,991
Accrued investment income	46,105	53,046
Net deferred acquisition costs	103,286	87,821
Goodwill	268,376	268,376
Intangible assets	58,576	60,359
Net balances receivable on purchases and sales of investments	—	184
Net deferred tax assets	14,170	21,895
Other assets	48,182	67,566

Total assets	$10,190,050	$9,597,483

LIABILITIES:
Reserve for losses and loss expenses	$4,920,435	$4,761,772
Unearned premiums	1,069,956	928,619
Reinsurance balances payable	137,790	102,837
Net balances payable on purchases and sales of investments	26,107	—
Senior notes	498,984	498,919
Accounts payable and accrued liabilities	68,235	92,041

Total liabilities	$6,721,507	$6,384,188

SHAREHOLDERS’ EQUITY:

Common shares, par value $0.03 per share (2010: 50,488,342; 2009: 49,734,487 shares issued and 2010: 49,407,301; 2009: 49,734,487 shares outstanding)	$1,515	$1,492
Additional paid-in capital	1,378,262	1,359,934
Treasury shares, at cost (2010: 1,081,041; 2009: nil)	(49,089)	—
Retained earnings	1,999,610	1,702,020
Accumulated other comprehensive income, net of tax	138,245	149,849

Total shareholders’ equity	$3,468,543	$3,213,295

Total liabilities and shareholders’ equity	$10,190,050	$9,597,483

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

	U.S.	International
Quarter Ended June 30, 2010	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$189,663	$167,601	$136,583	$493,847
Net premiums written	135,238	98,509	136,048	369,795
Net premiums earned	125,659	89,427	123,838	338,924
Other income	616	—	—	616
Net losses and loss expenses	(69,198)	(64,580)	(54,944)	(188,722)
Acquisition costs	(15,854)	66	(22,150)	(37,938)
General and administrative expenses	(30,683)	(22,657)	(14,749)	(68,089)

Underwriting income	10,540	2,256	31,995	44,791
Net investment income				65,594
Net realized investment gains				94,933
Net impairment charges recognized in earnings				—
Amortization and impairment of intangible assets				(891)
Interest expense				(9,531)
Foreign exchange loss				(559)

Income before income taxes				$194,337

GAAP Ratios:
Loss and loss expense ratio	55.1%	72.2%	44.4%	55.7%
Acquisition cost ratio	12.6%	(0.1%)	17.9%	11.2%
General and administrative expense ratio	24.4%	25.3%	11.9%	20.1%

Combined ratio	92.1%	97.4%	74.2%	87.0%

	U.S.	International
Quarter Ended June 30, 2009	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$182,712	$191,985	$118,085	$492,782
Net premiums written	127,469	116,170	117,799	361,438
Net premiums earned	111,025	111,807	110,836	333,668
Other income	369	—	—	369
Net losses and loss expenses	(46,842)	(74,101)	(56,776)	(177,719)
Acquisition costs	(13,543)	(1,667)	(21,753)	(36,963)
General and administrative expenses	(29,996)	(19,914)	(11,585)	(61,495)

Underwriting income	21,013	16,125	20,722	57,860
Net investment income				76,537
Net realized investment gains				5,093
Net impairment charges recognized in earnings				(5,474)
Amortization and impairment of intangible assets				(1,065)
Interest expense				(9,522)
Foreign exchange gain				1,222

Income before income taxes				$124,651

GAAP Ratios:
Loss and loss expense ratio	42.2%	66.3%	51.2%	53.3%
Acquisition cost ratio	12.2%	1.5%	19.6%	11.1%
General and administrative expense ratio	27.0%	17.8%	10.5%	18.4%

Combined ratio	81.4%	85.6%	81.3%	82.8%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

	U.S.	International
Six Months Ended June 30, 2010	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$351,748	$289,023	$357,239	$998,010
Net premiums written	266,793	179,590	356,704	803,087
Net premiums earned	254,864	176,470	245,914	677,248
Other income	913	—	—	913
Net losses and loss expenses	(167,623)	(122,029)	(131,224)	(420,876)
Acquisition costs	(32,814)	—	(45,908)	(78,722)
General and administrative expenses	(57,797)	(44,502)	(29,253)	(131,552)

Underwriting (loss) income	(2,457)	9,939	39,529	47,011
Net investment income				134,496
Net realized investment gains				172,420
Net impairment charges recognized in earnings				(168)
Amortization and impairment of intangible assets				(1,783)
Interest expense				(19,059)
Foreign exchange loss				(1,635)

Income before income taxes				$331,282

GAAP Ratios:
Loss and loss expense ratio	65.8%	69.1%	53.4%	62.1%
Acquisition cost ratio	12.9%	0.0%	18.7%	11.6%
General and administrative expense ratio	22.7%	25.2%	11.9%	19.4%

Combined ratio	101.4%	94.3%	84.0%	93.1%

	U.S.	International
Six Months Ended June 30, 2009	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$336,081	$317,904	$318,394	$972,379
Net premiums written	243,313	205,127	318,036	766,476
Net premiums earned	216,292	223,001	218,347	657,640
Other income	835	—	—	835
Net losses and loss expenses	(101,019)	(113,294)	(111,903)	(326,216)
Acquisition costs	(27,954)	(2,727)	(43,410)	(74,091)
General and administrative expenses	(57,395)	(38,733)	(22,732)	(118,860)

Underwriting income	30,759	68,247	40,302	139,308
Net investment income				154,391
Net realized investment gains				41,695
Net impairment charges recognized in earnings				(47,437)
Amortization and impairment of intangible assets				(2,130)
Interest expense				(19,969)
Foreign exchange gain				387

Income before income taxes				$266,245

GAAP Ratios:
Loss and loss expense ratio	46.7%	50.8%	51.3%	49.6%
Acquisition cost ratio	12.9%	1.2%	19.9%	11.3%
General and administrative expense ratio	26.5%	17.4%	10.4%	18.1%

Combined ratio	86.1%	69.4%	81.6%	79.0%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED OPERATING INCOME RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30
	2010	2009	2010	2009
Net income	$183,959	$113,670	$317,699	$245,078
Add after tax affect of:
Net realized investment gains	(88,850)	(5,093)	(162,452)	(41,695)
Net impairment charges recognized in earnings	—	5,474	109	47,437
Foreign exchange loss/(gain)	559	(1,222)	1,635	(387)

Operating income	$95,668	$112,829	$156,991	$250,433

Weighted average common shares outstanding:
Basic	50,222,974	49,523,459	50,123,945	49,386,549
Diluted	52,974,410	51,257,887	53,086,708	51,215,808

Basic per share data:
Net income	$3.66	$2.30	$6.34	$4.96
Add after tax affect of:
Net realized investment gains	(1.77)	(0.10)	(3.24)	(0.84)
Net impairment charges recognized in earnings	—	0.11	—	0.96
Foreign exchange loss/(gain)	0.01	(0.03)	0.03	(0.01)

Operating income	$1.90	$2.28	$3.13	$5.07

Diluted per share data
Net income	$3.47	$2.22	$5.98	$4.79
Add after tax affect of:
Net realized investment gains	(1.68)	(0.10)	(3.05)	(0.81)
Net impairment charges recognized in earnings	—	0.11	—	0.92
Foreign exchange loss/(gain)	0.01	(0.03)	0.03	(0.01)

Operating income	$1.80	$2.20	$2.96	$4.89

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of	As of
	June 30	December 31,	June 30
	2010	2009	2009
Price per share at period end	$45.38	$46.07	$40.83

Total shareholders’ equity	3,468,543	3,213,295	2,741,427

Basic common shares outstanding	49,407,301	49,734,487	49,524,492

Add: unvested restricted share units	804,644	915,432	947,180

Add: Performance based equity awards	1,409,984	1,583,237	1,329,661

Add: dilutive options/warrants outstanding	6,667,941	6,805,157	6,569,616
Weighted average exercise price per share	$34.52	$34.44	$33.70
Deduct: options bought back via treasury method	(5,072,455)	(5,087,405)	(5,423,031)

Common shares and common share equivalents outstanding	53,217,415	53,950,908	52,947,918

Basic book value per common share	$70.20	$64.61	$55.35
Diluted book value per common share	$65.18	$59.56	$51.78

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY RECONCILIATION
(Expressed in thousands of United States dollars, except for percentage information)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Opening shareholders’ equity	$3,338,807	$2,491,860	$3,213,295	$2,416,862
Deduct: accumulated other comprehensive income	(142,284)	(48,204)	(149,849)	(105,632)

Adjusted opening shareholders’ equity	3,196,523	2,443,656	3,063,446	2,311,230

Closing shareholders’ equity	$3,468,543	$2,741,427	$3,468,543	$2,741,427
Deduct: accumulated other comprehensive income	(138,245)	(48,669)	(138,245)	(48,669)

Adjusted closing shareholders’ equity	3,330,298	2,692,758	3,330,298	2,692,758

Average shareholders’ equity	$3,263,411	$2,568,207	$3,196,872	$2,501,994

Net income available to shareholders	$183,959	$113,670	$317,699	$245,078
Annualized net income available to shareholders	735,836	454,680	635,398	490,156
Annualized return on average shareholders’ equity — net income available to shareholders	22.5%	17.7%	19.9%	19.6%

Operating income available to shareholders	$95,668	$112,829	$156,991	$250,433
Annualized operating income available to shareholders	382,672	451,316	313,982	500,866
Annualized return on average shareholders’ equity — operating income available to shareholders	11.7%	17.6%	9.8%	20.0%

SOURCE: Allied World Assurance Company Holdings, Ltd
Media:
Faye Cook
Vice President, Marketing & Communications
+1-441-278-5406
faye.cook@awac.com
Investors:
Keith J. Lennox
Investor Relations Officer
+1-646-794-0750
keith.lennox@awac.com

Website: www.awac.com